Larson
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption *"Experts"* in this Registration Statement (Form S-3) and related Prospectus of Dynatronics Corporation for the registration of common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated September 30, 2013, with respect to the consolidated financial statements of Dynatronics Corporation and subsidiary as of June 30, 2013 and for the year then ended included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

Salt Lake City, Utah
July 29, 2015